This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada, except Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. Unless an exemption from the prospectus delivery requirement has been granted, or is otherwise available, the legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. These securities have not been, and may not be, registered or qualified under the United States Securities Act of 1933, as amended (the "1933 Act") or any state securities laws and may not be offered or sold in the United States (as defined in Regulation S under the 1933 Act) except pursuant to an exemption from the registration or qualification requirements of those laws. See "Plan of Distribution".

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Contact Gold Corp., at Suite 1050, 400 Burrard St., Vancouver, British Colombia V6C 3A6, telephone (604) 424-4051 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	October 24, 2018

CONTACT GOLD CORP.

$30,000,000

Common Shares
Debt Securities
Subscription Receipts
Warrants
Units

Contact Gold Corp. ("Contact Gold" or the "Corporation") may from time to time offer and issue the following securities: (i) shares of common stock of the Corporation (the "Common Shares"); (ii) debt securities of the Corporation ("Debt Securities"); (iii) subscription receipts ("Subscription Receipts") exchangeable for Common Shares and/or other securities of the Corporation; (iv) warrants exercisable to acquire Common Shares and/or other securities of the Corporation ("Warrants"); and (v) securities comprised of more than one of Common Shares, Debt Securities, Subscription Receipts and/or Warrants offered together as a unit ("Units"), or any combination thereof having an offer price of up to $30,000,000 in aggregate (or the equivalent thereof, at the date of issue, in any other currency or currencies, as the case may be) at any time during the 25-month period that this short form base shelf prospectus (including any amendments hereto, the "Prospectus") remains valid. The Common Shares, Debt Securities, Subscription Receipts, Warrants and Units (collectively, the "Securities") offered hereby may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (collectively or individually, as the case may be, "Prospectus Supplements"). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Corporation or a subsidiary of the Corporation. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The specific terms of any offering of Securities will be set forth in the applicable Prospectus Supplement and may include, without limitation, where applicable: (i) in the case of Common Shares, the number of Common Shares being offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common shares being offered; (ii) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, maturity, interest provisions, authorized denominations, offering price, whether the Debt Securities are being offered for cash, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, and any other terms specific to the Debt Securities being offered; (iii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the exchange of the Subscription Receipts into or for Common Shares and/or other securities of the Corporation and any other terms specific to the Subscription Receipts being offered; (iv) in the case of Warrants, the number of such Warrants offered, the offering price, whether the Warrants are being offered for cash, the terms, conditions and procedures for the exercise of such Warrants into or for Common Share and/or other securities of the Corporation and any other specific terms; and (v) in the case of Units, the number of Units being offered, the offering price, the terms of the Common Shares, Debt Securities, Subscription Receipts and/or Warrants underlying the Units, and any other specific terms.

All shelf information permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, unless an exemption from the prospectus delivery requirements has been granted. Each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities covered by that Prospectus Supplement.

This Prospectus does not qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, without limitation, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. This Prospectus may qualify for issuance Debt Securities, or Securities convertible or exchangeable into Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers' acceptance rate, or to recognized market benchmark interest rates such as CDOR (the Canadian Dollar Offered Rate) or LIBOR (the London Interbank Offered Rate), and/or convertible into or exchangeable for Common Shares.

The Corporation may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly, through applicable statutory exemptions, or through agents designated by the Corporation from time to time. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Corporation and, to the extent applicable, any fees, discounts, concessions or any other compensation payable to underwriters, dealers or agents and any other material terms. See "Plan of Distribution".

In connection with any offering of the Securities, other than an "at-the-market distribution" (unless otherwise specified in the relevant Prospectus Supplement), the underwriters or agents may over-allot or effect transactions that stabilize or maintain the market price of the offered Securities at a level above that which might otherwise prevail on the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See "Plan of Distribution".

No underwriter or dealer involved in an "at-the-market distribution" under this Prospectus, no affiliate of such an underwriter or dealer and no person or Corporation acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities.

The outstanding Common Shares are listed and posted for trading on the TSX Venture Exchange ("TSXV") under the symbol "C". On September 27, 2018, the last trading day prior to the date of this Prospectus, the closing price per Common Share on the TSXV was $0.415. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. There is no market through which these Securities may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation.

- ii -

Investing in Securities involves a high degree of risk. A prospective purchaser should therefore review this Prospectus and the documents incorporated by reference in their entirety and carefully consider the risk factors described under "Risk Factors" prior to investing in such Securities.

No underwriter, agent, or dealer has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The principal, registered and head office of the Corporation is located at Suite 1050, 400 Burrard St., Vancouver, British Colombia, V6C 3A6.

Participation Rights

Pursuant to the terms the governance and investor rights agreement dated June 7, 2017 between the Corporation, Waterton Nevada Splitter, LLC ("Waterton"), Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings and George Salamis (the "Waterton Governance and Investor Rights Agreement"), Waterton, a 36.66% shareholder of the Corporation as at the date hereof, has a contractual participation right to maintain its pro rata ownership percentage of the Corporation in connection with future financings.

Pursuant to the terms of the investor rights agreement dated June 7, 2017 between Goldcorp USA, Inc. ("Goldcorp") and the Corporation (the "Goldcorp Investor Rights Agreement"), Goldcorp, a 14.82% shareholder of the Corporation as at the date hereof, has a contractual participation right to maintain its pro rata ownership percentage of the Corporation in connection with future financings.

See "Plan of Distribution".

- iii -

- iv -

ABOUT THIS SHORT FORM BASE SHELF PROSPECTUS

An investor should rely only on the information contained in this Prospectus (including the documents incorporated by reference herein) and is not entitled to rely on parts of the information contained in this Prospectus (including the documents incorporated by reference herein) to the exclusion of others. The Corporation has not authorized anyone to provide investors with additional or different information. The Corporation is not offering to sell the Securities in any jurisdictions where the offer or sale of the Securities is not permitted. The information contained in this Prospectus (including the documents incorporated by reference herein) is accurate only as of the date of this Prospectus (or the date of the document incorporated by reference herein, as applicable), regardless of the time of delivery of this Prospectus or any sale of the Common Shares, Debt Securities, Subscription Receipts, Warrants and/or Units. The Corporation's business, financial condition, results of operations and prospects may have changed since the date of this Prospectus.

MEANING OF CERTAIN REFERENCES AND CURRENCY PRESENTATION

References to dollars or "$" are to Canadian currency unless otherwise indicated. All references to "US$" refer to United States dollars. On October 23, 2018, the daily exchange rate as quoted by the Bank of Canada was US$1.00=C$1.3098 or C$1.00=US$0.7635.

Unless the context otherwise requires, all references in this Prospectus to the "Corporation" refer to the Corporation and its subsidiary entities on a consolidated basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this Prospectus constitute forward-looking information within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes, but is not limited to, statements with respect to the future financial or operating performance of the Corporation and its subsidiaries and its mineral project, the future price of metals, test work and confirming results from work performed to date, the estimation of mineral resources and mineral reserves, the realization of mineral resource and mineral reserve estimates, the timing and amount of estimated future capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward-looking statements can be identified by the use of words and phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved.

Forward-looking information are based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as business integration risks; fluctuations in general macroeconomic conditions; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls, regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties.

Forward-looking information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities; meeting various expected cost estimates; changes in project parameters and/or economic assessments as plans continue to be refined; future prices of metals; possible variations of mineral grade or recovery rates; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors included herein and elsewhere in the Corporation's public disclosure. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used. Although the Corporation has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. The forward-looking information contained herein is presented for the purposes of assisting investors in understanding the Corporation's expected financial and operating performance and the Corporation's plans and objectives and may not be appropriate for other purposes. The Corporation does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING
DIFFERENCES IN REPORTING OF MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

This Prospectus was prepared in accordance with Canadian standards for reporting of mineral resource estimates, which differ in some respects from United States standards. In particular, and without limiting the generality of the foregoing, the terms "inferred mineral resources", "indicated mineral resources", "measured mineral resources" and "mineral resources" used or referenced in this Prospectus are Canadian mineral disclosure terms as defined in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") under the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Mineral Reserves (the "CIM Standards"). The CIM Standards differ significantly from standards in the United States. While the terms "mineral resource," "measured mineral resources," "indicated mineral resources," and "inferred mineral resources" are recognized and required by Canadian regulations, they are not defined terms under standards in the United States. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies, except in limited circumstances. The term "resource" does not equate to the term "reserves". Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Readers are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Readers are also cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable. Disclosure of "contained ounces" in a mineral resource is permitted disclosure under Canadian regulations; however, United States companies are only permitted to report mineralization that does not constitute "reserves" by standards in the United States as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the United States Securities and Exchange Commission (the "SEC"), and reserves reported by the Corporation in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information regarding mineral resources contained or referenced in this Prospectus containing descriptions of our mineral deposits may not be comparable to similar information made public by United States companies.

FINANCIAL INFORMATION

The financial statements of the Corporation are presented in Canadian dollars and such financial statements are prepared in accordance with International Financial Reporting Standards ("IFRS"). Unless otherwise indicated, any other financial information included or incorporated by reference in this Prospectus has been prepared in accordance with IFRS. IFRS differs in certain material respects from United States generally accepted accounting principles ("U.S. GAAP"). As a result, certain financial information included or incorporated by reference in this Prospectus may not be comparable to financial information prepared by other United States companies. This Prospectus does not include any explanation of the principal differences or any reconciliation between IFRS and U.S. GAAP.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation, at Suite 1050, 400 Burrard St., Vancouver, British Colombia V6C 3A6, and are also available electronically at www.sedar.com.

As of the date hereof, the following documents, filed with the various securities commissions or similar authorities in each of the provinces and territories of Canada, except for Québec, are specifically incorporated by reference into and form an integral part of this Prospectus:

  the annual information form ("AIF") of the Corporation dated April 26, 2018 for the year ended December 31, 2017;
  the unaudited condensed interim consolidated financial statements of the Corporation as at, and for the three and six month periods ended June 30, 2018, together with the notes thereto (the "Interim Financial Statements");
  the management's discussion and analysis ("MD&A") of the Corporation for the three and six month periods ended June 30, 2018;
  the audited consolidated financial statements of the Corporation as at, and for the year ended December 31, 2017 and for the period from incorporation on November 23, 2016 to December 31, 2016, together with the notes thereto and the independent auditors' report thereon;
  the MD&A of the Corporation for the year ended December 31, 2017;
  the management information circular of the Corporation dated July 5, 2018, prepared in connection with the annual general meeting of shareholders of the Corporation held on August 8, 2018; and
  a material change report of the Corporation dated October 2, 2018 in respect of the announcement by the Corporation of the filing of a preliminary short form base shelf prospectus dated September 28, 2018.

All material change reports (excluding confidential material change reports), AIFs, annual financial statements and the auditors' report thereon and related MD&A, interim financial statements and related MD&A, information circulars, business acquisition reports, any news release issued by the Corporation that specifically states it is to be incorporated by reference in this Prospectus and any other documents as may be required to be incorporated by reference herein under applicable Canadian securities laws which are filed by the Corporation with a securities commission or any similar authority in Canada after the date of this Prospectus, during the 25-month period this Prospectus remains valid, shall be deemed to be incorporated by reference into this Prospectus.

Upon a new interim financial report and related MD&A of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous interim financial report and related MD&A of the Corporation most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new annual financial statements and related MD&A of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual financial statements and related MD&A and the previous interim financial report and related MD&A of the Corporation most recently filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new AIF of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, notwithstanding anything herein to the contrary, the following documents shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous AIF; (ii) material change reports filed by the Corporation prior to the end of the financial year in respect of which the new AIF is filed; (iii) business acquisition reports filed by the Corporation for acquisitions completed prior to the beginning of the financial year in respect of which the new AIF is filed; and (iv) any information circular of the Corporation filed prior to the beginning of the Corporation's financial year in respect of which the new AIF is filed. Upon a new management information circular prepared in connection with an annual general meeting of the Corporation being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous management information circular prepared in connection with an annual general meeting of the Corporation shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement to this Prospectus containing the specific variable terms in respect of an offering of the Securities will be delivered to purchasers of such Securities together with this Prospectus, unless an exemption from the prospectus delivery requirements has been granted or is otherwise available, and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purposes of the offering of the Securities covered by such Prospectus Supplement.

Notwithstanding anything herein to the contrary, any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this Prospectus, except as so modified or superseded.

THE CORPORATION

Corporate Structure

The Corporation was incorporated under the Business Corporations Act (Yukon) on May 26, 2000 and on June 14, 2006 changed its governing jurisdiction from the Yukon Territory to British Columbia. On June 7, 2017, Winwell Ventures Inc. ("Winwell") and Carlin Opportunities Inc. ("Carlin"), completed a court approved statutory plan of arrangement under the Business Corporations Act (British Columbia) (the "Arrangement"), pursuant to which, among other things, Winwell acquired all of the issued and outstanding common shares of Carlin, continued into the State of Nevada and changed its name to "Contact Gold Corp." The Corporation is currently governed by the Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78.

The Corporation has two wholly-owned subsidiaries, Clover Nevada II LLC ("Clover Nevada") and Carlin. Clover Nevada, established under the laws of Nevada, is the only material subsidiary of the Corporation and holds the properties of the Corporation, as further described below, on which the Corporation's flagship property, the Pony Creek ("Pony Creek" or the "Project") gold property is located.

Summary Description of the Business

The Corporation is a gold exploration company focused on district-scale gold discoveries in Nevada. The Corporation's land holdings are located on the Carlin, Independence and Northern Nevada Rift gold trends. The Corporation currently owns, through Clover Nevada, a 100% interest in a portfolio of 2,956 unpatented mining claims distributed over 13 gold properties located in Nevada, including the Pony Creek, North Dark Star and Dixie Flats properties. As at the date of this Prospectus, the Corporation's properties comprise, in aggregate, approximately 275 square kilometers of unpatented mining claims and mineral tenure. The Corporation's main focus is on advancing the Pony Creek project, which is located in Elko County, Nevada and comprises 1,325 unpatented mining claims covering 107 square kilometers.

The Corporation is undertaking a planned 16,000 metre (m) reverse circulation drill program at Pony Creek (the "Drill Program"). The Drill Program forms part of a comprehensive property wide exploration program comprising over 4,000 soil samples, geological mapping, and additional drill target generation. From January 2018 to September 2018, the Corporation completed 51 drill holes totaling over 10,800 m of the Drill Program. Assays are currently pending for 16 holes, with drilling and exploration activities ongoing.

More detailed information regarding the business of the Corporation as well as its operations, assets, and properties can be found in our AIF and other documents incorporated by reference herein, as supplemented by the disclosure herein. See "Documents Incorporated by Reference" and "Recent Developments".

Recent Developments

On May 17, 2018, the Corporation announced the results of initial metallurgical test work completed on samples from Pony Creek. Based on the initial metallurgical results, the Corporation plans to complete further metallurgical testing and a maiden resource estimate upon completion of the 2018 Drill Program.

On June 21, 2018, the Corporation announced drill results from the first five holes, totaling 983 m, from its Drill Program. These drill holes were designed to offset and build upon areas of higher grade, oxidized gold mineralization identified in the Corporation's 2017 drill program at the Pony Creek property's "Bowl Zone" target.

Drill highlights included:

(i)                  2.51 g/t Au over 47.24 m from 86.87 m in drill hole PC18-03;

(ii)                1.00 g/t Au over 92.97 m from 50.29 m in drill hole PC18-04;

(iii)              0.53 g/t Au over 59.44 m from 1.52 m in drill hole PC18-02; and

(iv)              0.91 g/t Au over 27.43 m from 28.96 m in drill hole PC18-01.

On August 14, 2018, the Corporation announced drill results from an additional 12 holes, totaling 2,500 m, from its 2018 Drill Program, and a new gold discovery at the Pony Creek property's West Target.

Drill Highlights included:

(i)                  0.42 g/t Au over 33.53 m oxide from 4.57 m in discovery hole PC18-018 at West Target, including 1.11 g/t Au over 4.5 m;

(ii)                0.61 g/t Au over 21.34 m oxide from 103.63 m in drill hole PC18-012 at Bowl Zone; and

(iii)              0.18 g/t Au over 25.91 m oxide from surface in drill hole PC18-07 at Bowl Zone.

On September 5, 2018, the Corporation reported shallow oxide drill results from an additional seven holes at the West Target, and three holes, including another new gold discovery, at the property's Pony Spur target.

Drill Highlights included:

(i)                  0.29 g/t oxide Au over 15.24 m from 10.67 m, and 0.24 g/t oxide Au over 7.62 m from 39.62 m, and 0.22 g/t oxide Au over 32.00 m from 64.01 m in hole PC18-23 at West Target;

(ii)                0.71 g/t oxide Au over 10.67 m from 19.81 m in drill hole PC18-022 at West Target;

(iii)              0.34 g/t oxide Au over 10.67 m from 10.67 m in drill hole PC18-21 at West Target;

(iv)              0.28 g/t oxide Au over 16.76 m from 1.52 m in drill hole PC18-24 at West Target;

(v)                0.19 g/t oxide Au over 27.43 m from 65.53 m in drill hole PC18-26 at Pony Spur target; and

(vi)              0.21 g/t oxide Au over 19.81 m from 53.34 m in drill hole PC18-27 at Pony Spur target.

On September 20, 2018, the Corporation reported drill results from an additional step-out drilling at the Bowl Zone.

Drill Highlights included:

(i)                  2.42 g/t Au over 35.05 m from 266.7 m, including 3.15 g/t oxide Au over 24.38 m from 274.32 m, in hole PC18-33;

(ii)                0.55 g/t oxide Au over 25.91 m from 105.16 m in drill hole PC18-034;

(iii)              0.39 g/t oxide Au over 35.05 m from 92.97 m in drill hole PC18-31; and

(iv)              0.34 g/t oxide Au over 35.05 m from 88.39 m and 0.31 g/t oxide Au over 35.05 m from 129.54 m in drill hole PC18-29.

The scientific and technical data contained in the section entitled "Recent Developments" has been reviewed and approved by Vance Spalding, CPG, VP Exploration of the Corporation, who is a "qualified person" under NI 43-101

Business Objectives and Milestones

Over the next 12-month period it is expected that the Corporation's continuing focus will be ongoing exploration at the Pony Creek project. The Corporation believes that its exploration results in 2017 and to date in 2018 merit continued follow-up in a phase II program at the Project. Early results from drilling at the West Zone, the North Zone and step-out drilling at the Bowl Zone, along with the definition of several new targets at Pony Creek, warrant a significant amount of follow-up exploration including reverse circulation and diamond core ("core") drilling on the greater property. Activities anticipated in the next 12 months are expected to include: (a) further surface investigations to refine existing targets as well as to develop new targets; and (b) reverse circulation and core drilling designed to (i) increase the footprint of oxidized gold mineralization at the Bowl Zone and the North Zone, (ii) follow-up on the 2018 discovery of new zones of gold mineralization at West Target, and (iii) drill test the Moleen and Elliot Dome targets. The Corporation may seek to acquire additional land tenure and mineral claims contiguous to the Pony Creek project in order to secure strategically important ground.

The anticipated objectives and milestones for the next 12-month period are expected to cost, in aggregate, approximately $5.5 million. The Corporation anticipates incurring expenditures of approximately $3.6 million at Pony Creek, the majority of which will relate to drilling and directly associated costs, and an additional $0.5 million to be allocated to maintaining land claims costs in Nevada for all of the Corporation's exploration property interests. The Corporation estimates the cost of exploration activities on its other properties to be approximately $0.4 million. Administration and overhead, including investor relations costs, salaries, and the costs associated with maintaining a public listing, are expected to be approximately $1.0 million. The planned exploration programs will be tailored on an ongoing basis as a reflection of exploration results, available capital and general market conditions.

Notwithstanding the foregoing, there may be circumstances where, for valid business reasons, a reallocation of efforts and funds may be necessary or advisable for the Corporation to achieve its objectives. The Corporation may require additional funds in order to fulfill all of its expenditure requirements to meet its business objectives and may either issue additional securities or incur debt. Insiders of the Corporation may from time to time loan the Corporation funds on a short-term basis or provide advances to the Corporation to be applied as future subscriptions for equity in financing transactions.

PONY CREEK PROJECT

Unless stated otherwise, the information in this section is summarized, compiled or extracted from the technical report regarding the Pony Creek project dated effective October 16, 2018 and entitled "Pony Creek Project, Elko County, Nevada, United States of America" prepared for the Corporation by Vance Spalding, C.P.G. (the "Technical Report"). The Technical Report was prepared in accordance with NI 43-101 and has been filed with the securities regulatory authorities in all of the provinces and territories of Canada, except Québec, and is available for review under the Company's issuer profile on SEDAR at www.sedar.com. The disclosure in this Prospectus is derived from the Technical Report and has been prepared with the consent of Mr. Spalding, Vice-President, Exploration of the Company, who is a qualified person within the meaning of NI 43-101.

The Technical Report is not and shall not be deemed to be incorporated by reference in this Prospectus.

Property Description and Location

The Pony Creek property is comprised of 1,345 unpatented lode mining claims located on federal lands managed by the United States of America's Department of the Interior's Bureau of Land Management (the "BLM") covering approximately 107 square kilometers in the southern part of the Piñon Range in Elko County, Nevada (see Figure 1 below). The property is centered at approximately 40°21′10″N, 115°58′20″W, in the southern portion of the Carlin gold trend, approximately 27 kilometers south of the presently producing Emigrant gold mine of Newmont Mining Corporation ("Newmont") and 11 kilometers south of Gold Standard Ventures' ("GSV") Pinion and Dark Star gold deposits (see Figure 2 below).

Ownership of the unpatented mining claims is in the name of the holder (locator), subject to the paramount title of the United States, under the administration of the BLM. Under the General Mining Act of 1872, which governs the location of unpatented mining claims on federal lands in the United States, the locator has the right to explore, develop, and mine minerals on unpatented mining claims without payments of production royalties to the U.S. government, subject to the surface management regulation of the BLM. Annual claim maintenance and County filing fees are the only government payments related to the unpatented mining claims, and these fees, totalling US$224,625 annually have been paid in full through September 1, 2019.  Other annual holding costs for 68 leased claims through September 14, 2019 were US$10,000.

Royalties and Agreements

In December 2016, Winwell entered into a securities exchange agreement with Waterton to acquire the Pony Creek property and a portfolio of early stage exploration properties in Nevada (the "Contact Gold Properties").  The consideration for the acquisition of the Contact Gold Properties was a cash payment by Winwell (Contact Gold following completion of the Arrangement) of $7 million and the issuance to Waterton of common shares of Contact Gold representing approximately 37% of the pro forma interest in Contact Gold and preferred shares of Contact Gold with a face value of $15 million.

The Pony Creek claims are subject to a royalty of 3.0% of the net smelter returns from any and all production and sale of minerals from the claims.  The royalty is payable to Royalty Consolidation Company LLC ("RCC"), and its successors. RCC is an affiliate of Waterton.  The claims owner may permanently reduce the royalty rate from 3.0% to 2.0% in exchange for the payment to RCC of US$1.5 million.  The royalty reduction option expires on February 7, 2020.

Mineral production from the Pony Creek claims would be subject to the Nevada net proceeds tax ("NPT"). For operations with annual gross proceeds over US$4 million, the NPT rate is 5%.  For operations with gross proceeds less than US$4 million annually, the NPT tax rate is dependent on the ratio of net proceeds to gross proceeds.

Environmental and Permitting

There are no known environmental liabilities within the Pony Creek property.  Contact Gold currently has one Plan of Operations being prepared for submittal to the BLM for review and six notices of intent in place for exploration on Pony Creek.

Based on the personal observations of the author of the Technical Report, there is no indication of encumbrances or known problems with legal access of the Pony Creek property, and the author of the Technical Report was not aware of any land use or conflicting rights, or such other factors and risks that might affect title or the right to explore, beyond what is described in the Technical Report.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Physiography

Pony Creek covers the crest of the Piñon Range at elevations ranging from 2,000 meters to about 2,400 meters within the Bailey Mountain and Robinson Mountain U.S.G.S. 7.5 minute topographic quadrangles.  Most of the property comprises gently rolling to moderately steep, sagebrush- and grass- covered hills with a few juniper, mountain mahogany and pine trees.

Access to Property

From Elko, Nevada access to the Project is generally by proceeding south via State Highway 227 (Lamoille highway) for a distance of 8.7 kilometers, then south on State Highway 228 past the town of Jiggs, for a total of 53.3 kilometers to the intersection with the Red Rock Ranch gravel county road.  Proceeding west on the Red Rock Ranch road, after 2.1 kilometers bear left at the first intersection and bear left again at the next intersection after another 2.3 kilometers.  After traveling 24.3 kilometers, you are on the Pony Creek eastern property boundary.  To continue to the Bowl Zone, turn right on a two-track road and after 2.1 kilometers turn right on another two-track road and continue to the top of the range where the Bowl Zone is situated. Alternatively Pony Creek can be accessed from the west by travelling the Indian Pony road off State Highway 278.

Climate

The climate can be described as dry and montane.  Temperatures are cool to cold during the winter, with occasional moderate snowfalls, and summers are warm with cool nights. The area is fairly dry during the summer.  Total annual precipitation is about 23 centimeters per year, mostly as snow during the winter months.  The climate is favorable for year-round mining.  Road access for exploration may be limited or interrupted by snow and mud during December through April.  Conditions can be highly variable from year to year.

Local Resources and Infrastructure

A highly-trained mining and industrial workforce is available at Elko, Carlin, Winnemucca, and Reno, Nevada, as well as in Salt Lake City, Utah.  The project area is served by U.S. Interstate Highway 80, which passes about 45 kilometers to the north.  Mining and industrial equipment, fuel, maintenance, and engineering services and supplies are available in Elko, as are telecommunications, a regional commercial airport, hospitals, and banking.

There are no inhabitants in the immediate Project area and there is no electrical power at the project site, but ranch power is available a few miles away.  Although the project area is generally hilly, flat areas are present and have the potential for sitting a processing plant, tailings storage areas, waste disposal areas, and leach pads.

Year-round surface water is not available within the Project area, and most of the springs dry up in August and September.  No ground water has been encountered in airlift testing of Contact Gold's RC drill holes to date.  A few holes have encountered very small volumes of ground water, but not enough to stop the pneumatic hammer from functioning.  The drilled area to date appears to be mostly dewatered as is the case at the Bald Mountain mine to the south, and while detailed hydrological studies will need to be completed as part of any future mine planning, it would appear that dewatering requirements will be minimal in the areas that Contact Gold has been drilling.  Large water volumes were encountered in one of the holes drilled near the Red Rock Ranch by Grandview Gold Inc. ("Grandview") in the lower elevations on the east side of the project.

History

Silver, gold, copper, lead, and zinc were discovered approximately 22.5 kilometers north of the Project area in the central Piñon Range in 1869, at what was subsequently organized into the Railroad (or Bullion) mining district.  The Railroad district was worked throughout the 1870s and 1880s, mainly for lead, copper, and silver.  The district was later revived in 1905, and there was intermittent production through to the early 1940s.

In the southern Piñon Range, the Larrabee mining district was organized and covered two areas of shallow workings and prospects where small, but unrecorded, amounts of silver and copper may have been produced, as well as less than 1,000 tons of barite.  Modern historical exploration in the southern Piñon Range commenced with regional stream-sediment sampling by Newmont in 1980. This led to the recognition of anomalous gold and arsenic in exposures of hydrothermally altered rhyolite within what is now the Pony Creek property. Table 1 below summarizes the historical exploration of the Project area.

Newmont located 180 claims at Pony Creek in the early 1980s and, beginning in 1981, conducted drilling programs intermittently through 1989.  In 1987, NERCO drilled six RC holes, but it is not known if this was done under an agreement with Newmont or on ground not controlled by Newmont; the holes were drilled outside of the current property limits. Gold mineralization was intersected by Newmont's drilling in the south lobe of a rhyolitic intrusive body and in sedimentary rocks beneath the rhyolite, in what became to be known as the Bowl zone. The results of Newmont's exploration program apparently did not meet their corporate objectives, and Newmont optioned the property to Westmont Mining, Inc. ("Westmont") in 1990. Westmont drilled 31 RC holes through 1992.

In April of 1993, Quest International Management Services, Inc. ("Quest") acquired Westmont and in 1994 formed a joint venture with Uranerz U.S.A., Inc. ("Uranerz") to explore the property.  In 1995, the Uranerz joint venture was terminated.  A total of 173 holes were drilled from 1981 through 1995.

Quest and Barrick Gold Exploration Inc. ("Barrick") formed a joint venture in August 1997.  Barrick's main effort consisted of recompiling and reinterpreting drill hole and geophysical data generated by previous operators and conducting a controlled-source audio-magnetotelluric ("CSAMT") survey in the northern part of the claim block.  The joint venture drilled 4 RC holes.

In 1999, Quest was acquired by the Standard Mining Co., which abandoned Pony Creek. Later that year, Mr. Carl Pescio located new claims over the mineralized rhyolite area and leased the property to the Homestake Mining Company ("Homestake") shortly afterward.  Homestake drilled 5 RC holes and terminated their agreement with Mr. Pescio.

Nevada Contact Inc. ("Nevada Contact", unrelated to Contact Gold) optioned the Project from Mr. Pescio in 2001 and drilled 8 RC holes in 2002 before terminating the agreement in early 2003.  In July 2003, Mill City International Corp. ("Mill City") purchased the property from Mr. Pescio, who became an officer of Mill City.

Grandview entered into a letter option agreement with Mill City in 2004. Grandview carried out mapping and surface sampling, and in 2005 and 2006 drilled a total of 10 core holes.

A 2006 technical report on the Pony Creek project prepared for Vista Gold (the "Russell Report, 2006") presented regional gravity and total-field aeromagnetic maps compiled and interpreted by J. Wright in 2004. The Russell Report, 2006 did not specify the company that commissioned the Wright 2004 geophysical interpretations, so it is not clear if this work was done for Mill City or Grandview.  These regional geophysical maps are presented in Figure 3 below.

By 2006 ownership of Pony Creek had been transferred from Mill City to the "Pescio Group". In mid-2006, Vista Gold Corp. ("Vista") acquired Pony Creek from the Pescio Group and, following a series of transactions, control of the Project was assigned to Allied Nevada Gold Corp. ("Allied Nevada") in May 2007.  Neither Vista nor Allied Nevada conducted exploration of the Project, but the claims were maintained. During 2007, Grandview drilled 13 RC holes.  It is assumed by the author of the Technical Report that Grandview's option, discussed above, survived through the change in property ownership to Allied Nevada. Allied Nevada entered bankruptcy in March 2015.  In June of the same year, a subsidiary of Waterton acquired Pony Creek, along with other exploration assets, through the bankruptcy process.

Contact Gold was formed pursuant to the Arrangement.  As part of the Arrangement, Winwell continued into the State of Nevada and changed its name to Contact Gold, following which, Contact Gold acquired Clover Nevada from Waterton, and thus, Pony Creek and the other Contact Gold Properties. No recorded mineral production has been attributed to Pony Creek and no workings larger than a few small prospect pits are known to exist.

Table 1 -Exploration at Pony Creek Since 1980

Year	Operator	Drilling (holes)	Comments
1980	Newmont	none	Stream sediment sampling, 100 claims staked
1981-1982	Newmont	20 RC; 2 Core	Drilling, Mapping, soil sampling, aeromagnetic survey, 80 claims staked
1983-1985	Newmont	59 RC	Drilling, photogeologic study, structural analysis, soil sampling, mapping
1987	NERCO	6 RC	Drilling (west of claim boundary, or at Pony Spur?)
1987-1989	Newmont	40 RC	Mapping, Drilling at Bowl, Pot Holes, Picnic Ridge and Pony Spur?
1990	Westmont-Newmont JV	none	JV formed with Westmont operating
1991-1992	Westmont-Newmont JV	31 RC	Soil Sampling, induced Potential survey, Drilling
1993	Ramrod Gold Inc.	none	Westmont acquired by Ramrod Gold (Quest)
1994-1995	Uranerz U.S.A.	15 RC	Optioned from Quest, IP, ground magnetics, mapping, soil sampling
1996-1997	Quest International	none	Quest purchases Newmont interest
1997-1998	Barrick-Quest JV	4 RC	JV with Quest, compilation, rock sampling, drilling, CSAMT
1999	Homestake	none	Quest acquired by Standard mining, claims lapse, Pescio stakes, Homestake leases
2000	Homestake	5 RC	Homestake terminates lease
2001-2003	Nevada Contact	8 RC	Leases from Pescio, relog drill holes, CSAMT surveys, drilling
2003	Mill City International	none	Mill City purchases Pony from Pescio
2004-2007	Grandview	10 Core; 13 RC	Options from Mill City/Pescio, mapping, drilling, Mill City option terminates
2006-2014	Vista Gold / Allied Nevada	none	Vista acquires Pony Creek in 2006, spun-off to Allied Nevada in 2007, goes dormant
2015-2016	Waterton	none	Acquired out of Allied bankruptcy in 2015 by affiliates of Waterton
2017	Contact Gold	37 RC; 5 Core	Acquired from Waterton, drilling, gravity, CSAMT, soil and rock sampling, mapping
2018	Contact Gold	51 RC	Drilling, soil and rock sampling, CSAMT from GSV for northern Pony Creek, mapping
306 total

Historical Mineral Resource Estimates

Newmont completed a resource estimation in 1983 (Russell, 2004) that is judged to be relevant and therefore suitable for disclosure in Table 2 below.  This Newmont estimate is not classified, and used an unknown number of drill holes, but the author estimates it was based upon only the first 40 of 306 total drill holes as of the date of this 1983 report.  The author of the Technical Report has not done sufficient work to categorize this historical estimate as current mineral resources and Contact Gold is not treating this historical estimate as current resources, and therefore, although considered relevant, this historical resource should not be relied on.

In an NI 43-101 technical report prepared for Vista Gold and Allied Nevada, Russell (2006) re-stated his prior resource estimate of 32,409,100 tons at a grade of 0.044 oz gold ("Au")/ton (1,426,000 ounces) prepared for Mill City in 2004.  The Author has not done sufficient work to categorize this historical estimate as current mineral resources, and it is the author's opinion that the Russell (2004, 2006) historical resource estimate does not meet current CIM standards.  Contact Gold is not treating this historical estimate as current and this historical resource should not be relied upon.

Table 2 - Historical Mineral Resource Estimate

Year	1983	2006
Estimate	Newmont*	Vista Gold
Cut-off oz Au/ton	unknown	unknown
Tons, no classification	1,124,000	32,409,100
Au oz, no classification	65,000	1,426,000
* as reported by Russell (2004)

Geological Setting and Mineralization

Pony Creek is situated in the south-central Carlin Trend, a northwest-southeast alignment of sedimentary rock-hosted gold deposits and mineralization in the Basin and Range geologic province of western North America.  The area of what is now known as the greater Carlin Trend was within the passive, marine continental margin during early and middle Paleozoic time, which is the time of deposition of the oldest rocks observed in the area. A westward-thickening wedge of sediments was deposited along the continental margin, in which the eastern facies tended to be siltier and carbonate-rich shelf and slope deposits and carbonate platform deposits, while the western facies were primarily fine-grained siliciclastic sediments of deeper basin environments. The Carlin Trend is proximal to the shelf-slope break, although the position of this break was not static over time.

A prominent structural feature of the Piñon Range is the Piñon Range anticline and the related "Piñon graben" (Abbott, 2003). Abbott (2003) considered the anticline to be related to the development of the Eocene Ruby Mountains metamorphic core complex, which overprinted the folds and faults of the Antler, Sonoma and Sevier fold and thrust belts.  According to Abbott (2003) the Piñon Range anticline was overprinted by a Tertiary right-lateral wrench fault system.

Hydrothermal alteration at Pony Creek is reported to be characterized by the assemblage quartz-sericite- pyrite within the intrusive body in and near north-trending and northeast-trending faults.  The fault zones are fragmental and/or brecciated, and contain very fine-grained quartz, sericite, and pyrite or limonite. Pyrite occurs both as disseminated grains and on fracture surfaces while limonite occurs after pyrite or is secondary in fractures.  Away from the faults the intrusion becomes less altered, grading outward from a rock with relict feldspar ghosts to one with a distinct porphyritic texture.  In the center of the intrusion, a granular texture in which the feldspars have been argillically altered is present, leaving open or clay- filled vugs.  The intrusion locally contains 3% to 5% pyritized and chloritized hornblende crystals.

Newmont geologists used the terms "sanded rhyolite" and "rhyolite sand" to describe the texture of the rhyolite intrusion in some of the altered and mineralized areas.  They reported that sanded rhyolite consists of medium-grained, rounded clasts of glassy rhyolite breccia commonly occurring near the margins and at the base of the intrusion, and locally as narrow stockwork zones within the intrusion. The distribution and texture of the sanded rhyolite suggest that the unit formed in vitric chill margins and was apparently affected by subsequent hydrothermal activity.

Sedimentary rocks along the margins  of  the  intrusion  and  immediately  beneath  it  are silicified, decalcified, sulfidized, and variably oxidized near gold mineralized zones.

Almost all significant mineralization identified to date in surface exposures and drilling is spatially associated with the rhyolite intrusive body, either within it or in silicified and altered Mississippian- Permian clastic rocks immediately beneath and adjacent to the intrusion.  This mineralization appears to be related to or controlled by north, northwest and northeast striking structures.

At Pony Creek, a porphyritic rhyolite intrusion of Eocene age is present near the axis of the Piñon Range anticline, emplaced as a north-south elongated body that is approximately 3.2 km long and 1.2 km wide. It is variably hydrothermally altered and locally mineralized. Almost all significant gold mineralization identified to date in surface exposures and drilling is spatially associated with the rhyolite intrusive body, either within it or in silicified and altered Mississippian-Permian clastic rocks immediately beneath and adjacent to the intrusion. This mineralization appears to be related to or controlled by north and north-east striking structures.

Bowl Zone

The presence of significant gold mineralization at the Bowl Zone was first established by Newmont.  The mineralization is associated with oxidized and unoxidized marcasite, pyrite, and minor realgar and stibnite that occur along fractures and as disseminations in and beneath the rhyolite intrusion, as well as in the matrix of breccias in the intrusion.  Newmont defined two continuous zones of mineralization in the Bowl area.  One occurs along what is interpreted as a steeply dipping, north-trending structure that forms the eastern boundary of the Bowl zone. The second lies to the west and forms a tabular, flat-lying zone or zones of mineralization that occur at, or on either side of, the lower contact of the rhyolite with the underlying Paleozoic sediments.  Work by Contact Gold has identified a second, north-striking structure parallel to the eastern bounding fault.  Drilling has shown that these three zones are continuously mineralized in some areas.

As presently defined by drilling, the Bowl zone is somewhat continuously mineralized over a north-south strike length of about 1,400 meters, with maximum east-west extents of 600 meters and a maximum depth of about 200 meters.  This area includes the three more continuously mineralized zones mentioned above.  The high-angle, structurally-controlled mineralization along the eastern limits of the Bowl zone is generally narrow, sinuous, and irregular, but can  have  substantial  grades.  For example, Newmont's hole PC-20 intercepted 22.9 meters of continuous gold mineralization starting at 124.97 meters that averages 7.17g/t Au, including a 6.1-meter interval of 15.99g/t Au.  While this intercept is from a vertical RC hole, which therefore overstates the true thickness of the steeply dipping mineralization along the fault, the grade is consistent with adjacent holes.  It seems likely that the mineralizing fluids in the Bowl zone were at least partially focused along this high-angle north-south structure, which is near the eastern contact of the rhyolite intrusion in this area.  The mineralized fault may be related to the reactivation of a structural zone that controlled the hypothetical dike-like roots of the flat-lying portions of the rhyolite intrusion.

Oxidation of gold mineralization varies from complete to almost none.  The assay database provided by Waterton on closing of the Arrangement did not include any cyanide soluble gold assays, and the data obtained from Barrick by Contact Gold in 2018 did not contain any cyanide assays.  Contact Gold has completed cyanide assays at ALS Chemex on all 2018 fire assays above 0.100 g/t Au and all 2017 fire assays above 0.140 g/t Au, to begin to develop a database from which an oxide model can be built.  The best oxidized interval encountered to date was from drill hole PC18-003 which returned 2.51 g/t Au over 47.24 meters from 86.87 meters depth.  Gold recoveries from bottle roll assays on oxide composites by Contact Gold were 85% for rhyolite and 90% for conglomerate of the fire assays for the two composites.

West Target

The West Target was generated by Contact Gold in 2017 based on geology, geochemistry, and geophysics, and was never drilled by previous explorers.  A new, significant area of gold mineralization currently measuring 1 km in a north-south direction and 400 meters wide east-west at its maximum, was subsequently defined after the discovery hole, PC18-18 returned 0.42 g/t Au over 33.53 meters starting 4.57 meters below surface.  Cyanide assays showed the intervals to be well oxidized with cyanide assays averaging 89% of fire assays for the entire interval in hole 18 and similar, strong recoveries in the other holes' cyanide assays.

Gold mineralization at the West Target is associated with a large silicified, north-striking rib of Pennsylvanian-Permian aged calcareous conglomerate (the same host at GSV's North Dark Star deposit to the north of Pony Creek).  Gold grades are enhanced where multiple cross cutting NW and NE striking faults intersect the North-South Conglomerate ridge that occupies the Emigrant-Dark Star-Dixie-Bowl zone structural corridor.  To date the best gold grades have been encountered on the east and west margins of this silicified conglomerate. Assays have been received for 16 holes to date, with all widely spaced holes returning anomalous to low grade gold intersections. It remains completely open for expansion, particularly to the north and south.

North Zone

Gold mineralization has been somewhat irregularly intersected in drilling in a broad area within and adjacent to the northern lobe of the rhyolite intrusion.  The most continuous mineralization identified to date in this area occurs within two north-trending zones that occur within a larger northwest-trending zone of generally lower-grade and more erratically distributed mineralization.

The easternmost of the two north-trending zones includes the most significant and continuous gold mineralization in the North zone. This approximately 40-meter wide mineralized zone occurs over a strike length of 200 meters, is open to the south, and is defined by holes PC-111, PC-121, PC-128, 95-07, 95-08, and PC-06-03.  The most significant intercept, 16.8 meters @ 1.50 g/t Au, was returned from hole PC-121.  The top of the mineralization lies 50 to 100 meters from the surface, with mineralized thicknesses of 15 to 30 meters.  The mineralization within this zone is very similar to the Bowl zone, with the gold occurring near the contact of rhyolite intrusion and underlying Pennsylvanian/Permian age calcareous sandstone and conglomerate units. Specific mineralized areas are shown in Figure 3 below.

Figure 3 - Mineralized Areas and Map of Drill Holes at the Pony Creek Property

The most significant intervals of gold mineralization encountered in the historical drilling are listed in Table 3 below.

Table 3 - Summary of Significant Mineralized Intervals, Contact Gold Drilling

Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target	Metallurgy
PC18-01	28.96	56.39	0.91	27.43	Bowl Zone
including	35.05	50.29	1.18	15.24
	77.72	80.77	0.21	3.05
	92.97	99.06	0.32	6.10
	109.73	117.35	0.42	7.62

	121.92	129.54	0.91	7.62		OXIDE
PC18-02	1.52	60.96	0.53	59.44	Bowl Zone	13.72m oxide
	74.68	77.72	0.20	3.05
	111.25	114.30	0.19	3.05
PC18-03	0.00	3.05	0.16	3.05	Bowl Zone	OXIDE
	38.10	144.78	1.37	106.68
including	86.87	134.11	2.51	47.24		OXIDE
PC18-04	50.29	143.26	1.00	92.97	Bowl Zone
including	68.58	74.68	4.00	6.10		OXIDE
and including	109.73	124.97	1.82	15.24
and including	135.64	138.69	1.61	3.05		OXIDE
PC18-05	22.86	32.00	0.33	9.14	Bowl Zone	OXIDE
	85.35	88.39	1.08	3.05		OXIDE
	99.06	102.11	0.13	3.05		OXIDE
PC18-06	15.24	18.29	0.24	3.05	Bowl Zone
	24.38	27.43	0.15	3.05
	38.10	44.20	0.16	6.10
	67.06	80.77	0.15	13.72
	112.78	120.40	0.17	7.62
	129.54	164.59	0.35	35.05		Mixed
including	155.45	164.59	0.29	9.14		OXIDE
	185.93	201.17	0.20	15.24		OXIDE
PC18-07	0.00	25.91	0.18	25.91	Bowl Zone	OXIDE
	25.91	38.10	0.16	12.19
	59.44	62.48	0.14	3.05
	132.59	135.64	0.24	3.05
	149.35	156.97	0.31	7.62
	163.07	166.12	0.19	3.05
	173.74	176.79	0.31	3.05		OXIDE
PC18-08	161.55	170.69	0.19	9.14	Bowl Zone	OXIDE
	184.41	208.79	0.21	24.48		OXIDE
	301.76	306.33	0.25	4.57		OXIDE
PC18-09	30.48	39.62	0.29	9.14	Bowl Zone	OXIDE
PC18-10	39.62	42.67	0.19	3.05	Bowl Zone
	51.82	56.39	0.21	4.57
	62.48	70.10	0.19	7.62
PC18-11					Bowl Zone
PC18-12	103.63	124.97	0.61	21.34	Bowl Zone	OXIDE
	144.78	147.83	0.18	3.05		OXIDE
	163.07	166.12	0.17	3.05		OXIDE
PC18-28	44.20	50.29	0.22	6.10	Bowl Zone
	88.39	92.97	0.33	4.57
	100.59	149.36	0.64	48.77
	178.31	181.36	0.15	3.05

	201.17	204.22	0.14	3.05
	364.24	367.29	0.45	3.05
	385.58	388.62	0.14	3.05
PC18-29	30.48	44.20	0.15	13.72	Bowl Zone
	88.39	123.45	0.34	35.05		OXIDE
	129.54	164.59	0.31	35.05		OXIDE
	184.41	187.45	0.15	3.05		OXIDE
PC18-30	3.05	15.24	0.14	12.19	Bowl Zone	OXIDE
PC18-31	77.72	80.77	0.21	3.05	Bowl Zone	OXIDE
	92.97	128.02	0.57	35.05		OXIDE
including	99.06	103.63	1.77	4.57		OXIDE
	149.35	163.07	0.38	13.72		OXIDE
PC18-32	224.03	227.08	0.35	3.05	Bowl Zone	OXIDE
	256.04	262.13	0.34	6.10		OXIDE
PC18-33	41.15	92.97	0.31	51.82	Bowl Zone
	108.21	114.30	0.17	6.10
	131.07	135.64	0.19	4.57
	243.84	252.99	0.73	9.14
	266.70	301.76	2.42	35.05
including	274.32	298.71	3.15	24.38
	312.42	347.48	0.32	35.05
PC18-34	57.91	60.96	0.19	3.05	Bowl Zone
	67.06	71.63	0.16	4.57
	76.20	79.25	0.16	3.05
	83.82	91.44	1.58	7.62
including	85.35	88.39	3.09	3.05
	105.16	131.07	0.55	25.91		Mixed
PC18-35	74.68	79.25	0.25	4.57	Bowl Zone
	94.49	97.54	0.15	3.05
	112.78	115.83	0.15	3.05
	121.92	141.73	0.71	19.81
including	134.11	137.16	1.24	3.05
	214.89	220.98	0.27	6.10		OXIDE
	263.66	266.70	0.15	3.05		OXIDE
PC17-18	6.1	9.14	0.14	3.05
	13.72	28.96	0.21	15.24
	57.91	77.72	0.24	19.81
	97.54	115.83	0.3	18.29
	231.65	240.79	0.18	9.14
PC17-19	92.97	102.11	0.52	9.14
	149.35	153.93	1.75	4.57
	160.02	166.12	3.95	6.1
	172.21	175.26	0.56	3.05
PCC17-15	0	14.02	0.19	14.02

	108.36	114.76	0.43	6.4
	132.28	146.61	0.2	14.33
PCC17-11	109.42	128.02	0.26	18.59
	135.64	159.41	0.23	23.77
	172.21	176.18	0.23	3.96
PC17-29	51.82	60.96	0.32	9.14
	70.1	96.01	0.18	25.91
	102.11	117.35	0.48	15.24
	193.55	214.89	0.44	21.34
	220.98	243.84	0.37	22.86
PC17-30	18.29	24.38	0.17	6.1
	38.1	41.15	0.18	3.05
	51.82	56.39	0.21	4.57
	64.01	97.54	0.24	33.53
	143.26	147.83	0.37	4.57
	160.02	163.07	0.25	3.05
	207.27	236.22	0.22	28.96
	254.51	257.56	0.16	3.05
PC17-31	140.21	143.26	0.22	3.05
PC17-37	51.82	163.07	0.35	7.62
PC17-38	39.62	42.67	0.31	3.05
	71.63	86.87	0.17	15.24
	233.17	240.79	0.16	7.62
PCC17-040	64.01	86.87	2.12	22.86
including	65.53	74.68	4.53	9.14
PC17-41	15.24	18.29	0.25	3.05
	25.91	57.91	0.59	32
	102.11	106.68	0.15	4.57
PC17-42	50.29	53.34	0.22	3.05
	60.96	70.1	1.06	9.14
PCC17-28	39.62	42.67	0.15	3.05
	57.91	64.01	0.17	6.1
	106.68	109.73	0.21	3.05
	115.83	118.87	0.23	3.05
	123.45	126.49	0.18	3.05
	134.11	137.16	0.15	3.05
	199.65	205.74	1.88	6.1
PC18-15	1.52	4.57	0.21	3.05	West Target	OXIDE
PC18-16	230.13	23.17	0.26	3.05	West Target	OXIDE
PC18-17	13.72	25.91	0.18	12.19	West Target	OXIDE
	91.44	94.49	0.18	3.05		OXIDE
	106.68	111.25	0.34	4.57		OXIDE
PC18-18	4.57	38.10	0.42	33.53	West Target	OXIDE
PC18-19	73.15	76.20	0.28	3.05	West Target	OXIDE

PC18-20	169.17	185.93	0.19	16.76	West Target	OXIDE
PC18-21	10.67	19.81	0.34	10.67	West Target	OXIDE
PC18-22	19.81	30.48	0.71	10.67	West Target	OXIDE
PC18-23	10.67	25.91	0.29	15.24	West Target	OXIDE
	39.62	47.24	0.24	7.62		OXIDE
	64.01	96.01	0.22	32.00		OXIDE
PC18-24	1.52	18.29	0.28	16.76	West Target	OXIDE
PC17-23	30.48	44.2	0.32	13.72	North Zone	OXIDE
PC17-22	44.2	47.24	0.26	3.05	North Zone	OXIDE
PC17-25	35.05	38.1	0.17	3.05	North Zone	OXIDE
	65.53	68.58	0.15	3.05		OXIDE
	71.63	85.35	0.33	13.72		OXIDE
PC17-20	27.43	32	0.31	4.57	North Zone	OXIDE
	64.01	68.58	0.72	4.57		OXIDE
PC17-21	12.19	19.81	0.28	7.62	North Zone	OXIDE
	25.91	70.1	0.34	44.2		OXIDE
	100.59	108.21	0.18	7.62		OXIDE
PC17-26	25.91	35.05	0.33	9.14	North Zone	OXIDE
	71.63	74.68	0.14	3.05		OXIDE
PC17-32	83.82	86.87	0.14	3.05	North Zone	OXIDE
PC17-33	35.05	47.24	0.17	12.19	North Zone	OXIDE
PC17-34	140.21	163.07	0.16	22.86	North Zone	OXIDE
PC17-43	4.57	19.81	0.33	15.24	North Zone	OXIDE
	47.24	50.29	0.15	3.05		OXIDE
	126.49	141.73	0.17	15.24		OXIDE

As part of Westmont's 1992 drilling program, three holes (PC-129, PC-130, and PC-131) tested the possible northern extension of the eastern north-trending zone as it projects beyond the limits of the rhyolite intrusion.  These three holes are the northernmost holes drilled at Pony Creek.  PC-129, the southern of the three holes, intersected 42.7 meters grading 0.47 g/t Au starting at a down-the-hole depth of 26 meters.  The gold mineralization in this hole is hosted in what was logged as weakly argillized arkosic sandstone with veinlets of very fine-grained pyrite and limonite-stained fractures.  The next hole to the north, PC-130, intersected a large void and was abandoned; the void might be indicative of the targeted fault.  The northernmost hole intersected unmineralized sedimentary rocks.

The eastern, possibly northwest-trending portion of the North zone is predominantly characterized by anomalous to low-grade gold values within the rhyolite intrusion and Permian-Pennsylvanian units, although thin higher-grade zones were intermittently intersected.

Pony Spur

The Pony Spur Target was acquired in 2017 as part of Contact Gold's expansion of the Pony Creek property.  The claims cover a regional-scale, northwest-striking fault that projects into the Bowl Zone and into the major SE flexure in the otherwise north-striking Emigrant/ Dark Star/ Pony Creek structural zone.  Very strong silicification with a high barite and hematite content occurs within the Mississippian Chainman sandstone at Pony Spur.  Contact Gold drilled three holes in 2018, with significant gold intersections in each hole.  Two of the three intercepts were well oxidized with good gold recoveries in cyanide assays. Gold mineralization occurs at the Devonian Devil's Gate/Webb contact (same host as the Pinion deposit owned by GSV and the Alligator Ridge Mine owned by Kinross Gold Corporation).

Exploration

Contact Gold began exploration at Pony Creek in late June, 2017 after 10 years of dormancy at the property.  Contact Gold has completed 93 drill holes totalling 21,216 meters to the date of this Prospectus.  Drill programs were designed to confirm and expand known areas of historic drilling, with a focus on understanding the controls to mineralization as well as the degree and configuration of oxidation and the orientation of the higher grade gold mineralization, and to test new exploration targets that were developed through geological mapping, soil and rock geochemistry and gravity and CSAMT surveys.

Drilling

The project database includes data for 295 holes totalling 59,837 meters drilled at the Pony Creek project from 1981 through September 2018 as summarized in Table 4 below.  Data is missing for 11 of the historic holes mentioned by Russell (2004).  Seventeen of the holes were drilled with diamond core ("core") methods and the rest were RC drill holes.  A total of 148 holes were inclined and 147 holes were vertical or near vertical.    Of Contact Gold's 93 drill holes, only 27 were vertical, and a qualitative analysis of intercepts indicates that the angle holes more often intersect significant intervals of gold because those holes have a higher likelihood of intersecting high angle, structural controls to gold mineralization.  Most of the holes mentioned by Michael Gustin in a technical report prepared for Contact Gold prior to completing the Arrangement (Gustin, 2017) as being off the current Pony Creek boundary are now within Pony Creek due to the acquisition of the Pony Spur claims.

The available data are not complete enough to determine the relationship between the true thickness of the gold mineralization and the length of the mineralized intercepts in the drill holes.  In most cases, the orientation of the mineralization is unknown.

Table 4 - Summary of Historical Drilling at the Pony Creek Project

Year	Company	RC Holes	RC Meters	Core Holes	Core Meters	Total Meters
1981-1982	Newmont	20	2,662.4	2	559.0	3,221.4
1983-1985	Newmont	59	8,240.3			8,240.3
1987	Newmont	16	1,799.5			1,799.5
1988	Newmont	3	576.1			576.1
1989	Newmont	16	2,619.8			2,619.8
1991-1992	Westmont	31	4,597.9			4,597.9
1994-1995	Ura nerz	15	3,819.1			3,819.1
1997-1998	Barrick-Ques t	4	970.8			970.8
2000	Homes ta ke	5	1,849.5			1,849.5
2002-2003	Neva da Conta ct	8	2,389.6			2,389.6
2005-2007	Gra ndvi ew	13	3,912.1	10	4,589.7	8,501.8
2017	Contact Gold	37	7,604.9	5	2,784.1	10,389.0
2018	Contact Gold	51	10,862.6			10,862.6
Totals		278	51,904.7	17	7,932.8	59,837.4

No information is available concerning the drilling contractors, drill rig types and drilling methods used during the Newmont and NERCO drill programs from 1981 through 1989.  The drilling done by the Westmont-Newmont joint venture in 1991 and 1992 was done by Hackworth Drilling of Elko, Nevada. In 1991, an Ingersoll-Rand PH600 truck-mounted RC drill was used and an MPD 1000 track-mounted drill was used.  In 1992, a Schramm C650 track-mounted RC drill was used.  No other information is available.

The author of the Technical Report has been unable to obtain any information on the drilling contractors, drill rig types and drilling methods used during the Uranerz drilling in 1994-1995, or the drilling done by Barrick in July, 1998.

Database files indicate that the Homestake drilling in 2000, and the Nevada Contact drilling in 2001-2003 utilized RC drilling.  Eklund Drilling of Elko, Nevada conducted the Homestake RC drilling using a track-mounted MPD 1500 drill.  A track-mounted RC rig was also used by Nevada Contact for most of their 2002 holes, with a truck-mounted TH-75 RC rig used for hole PCK02-06A.

Mill City did not conduct any drilling on the property.  Grandview completed 2 core holes in 2005 and resumed drilling in late July, 2006.  The 2006 drilling was conducted by Boart Longyear using a core drill.  Inspection of core stored in Lovelock, Nevada indicates the drilling was done with HQ-diameter core size.  In 2007 Grandview drilled 12 RC holes, but no other information is available.  Portions of the 10 core holes drilled by Grandview were stored in Waterton's storage facility in Lovelock, Nevada, and have been recovered by Contact Gold.

Contact Gold utilized a Shramm 455 track mounted RC drill provided by Major Drilling of Salt Lake City for the 2017 and 2018 programs, and in 2017 Major utilized a LF 90 core drill.  All RC drilling was wet and utilized a rotary, 16 section pie splitter for sample collection, and great care was taken to make sure enough pie plates were installed to avoid overfilling and losing sample.  Only one to occasionally two pie plates were left open for sample collection.  Almost all core drilling was HQ size, although one hole had to be reduced to NQ due to pullback limitations of the drill.  All drill cores were photographed and then sawn in half by Rangefront Consulting in their Elko warehouse and half was submitted to ALS Chemex for assay, while the other half was kept and is in storage at Contact Gold's Elko warehouse.

Interpretation

Half of the holes at Pony Creek have been drilled at vertical to subvertical angles.  In some areas, such as at the Bowl zone, there are sufficient drill data to define mineralization that is oriented subhorizontally, and in these areas the steeply-angled holes cut the shallowly-dipping mineralization at high angles.  This leads to drilled thicknesses that approximate true mineralized thicknesses.  However, steeply-dipping holes that intersect high-angle mineralized structures, such as at the eastern limits of the Bowl zone, can lead to down-hole gold intercepts that exaggerate the true thickness of the mineralization.  Vertical and near vertical holes also have a much lesser chance of intersecting high angle mineral controls compared to angle holes, and Contact Gold has observed that when angle holes and vertical holes are drilled from the same pad, the angle holes are often better mineralized because the vertical holes have a lesser chance of cutting the high angle, mineralized structures. As noted by Gustin (2017), in many cases throughout the Project, the data are not sufficient to determine the orientation of the intersected mineralization with confidence, although significant improvements in the understanding of ore controls have been gained by Contact Gold's drilling.  Future resource estimation will need to account for variable drill-hole- to-mineralization orientations in order to avoid overstatement of mineralized widths.

Due to the preponderance of RC drilling at the Project, 1.524-meter (5-foot) down-hole sample lengths dominate the drill-hole database. Very little information is available for the sampling methods and analytical procedures used at Pony Creek prior to 2000. Most of the RC drilling was sampled and assayed at 1.524-meter intervals, but there is little information regarding dry versus wet RC drilling, potential RC contamination issues, or how RC samples were collected and split. Drill core was mainly sampled on 1.524-meter intervals, although in some holes long intervals were not sampled and assayed. In 1991, Westmont's RC samples were collected at 1.524-meter intervals and split with a Gilson splitter when dry, or a rotating cone splitter when wet. Beginning with the Homestake RC drilling in 2000, sample intervals were mainly every 1.524 meters. For core holes drilled by Grandview in 2006, the core was sawed in half on 1.524-meter sample intervals after being logged and photographed. As the Pony Creek mineralization is presently understood, these sample lengths are appropriate.

Sampling, Analysis and Security of Samples

There is no information on the analytical laboratories, sample preparation procedures and analytical methods used prior to 2000.  Homestake's RC samples drilled in 2000 were sent to the Bondar Clegg laboratory in Sparks, Nevada.  Gold was determined by fire-assay fusion of 30g aliquots with an atomic absorption ("AA") finish.  Mercury was determined by cold-vapor AA, and silver plus 35 major, minor and  trace  elements  were  determined  by inductively-coupled  plasma-emission  spectrometry ("ICP") following an aqua regia digestion.  It is not known how the samples were prepared for assay.

Nevada Contact's RC drilling samples in 2003 were sent to ALS Chemex in Elko, Nevada, for sample preparation.  The samples were oven dried, then crushed in their entirety to 70% at -2mm.  The crushed material was riffle split to obtain a 250g split, which was then ring-pulverized to 85% at -75μm.  These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying.  Gold was determined by fire-assay fusion with an AA finish using 30g aliquots.

In 2005 and 2006, Grandview's core samples were sent to ALS Chemex in Elko, Nevada, for sample preparation.  The samples were crushed to 70% at -2mm.  The crushed material was riffle split to obtain a 1.0kg split, which was then ring-pulverized to 85% at -75μm.  These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying.  Gold was determined by fire-assay fusion with an AA finish using 50g aliquots.  34 major, minor and trace elements were determined by ICP following an aqua regia digestion.

Grandview's rock samples in 2006 were also prepared at the ALS Chemex facility in Elko, Nevada, using the preparation methods described for the 2005-2006 core samples.  The rock sample pulps were assayed by ALS Chemex in North Vancouver, British Columbia, for gold by 30g fire-assay fusion with an AA finish.  Separate 1g aliquots were analyzed for 47 major, minor and trace elements using a combination of ICP and mass spectrometry, and mercury was determined by cold-vapor AA.

In 2007 Grandview's RC drilling samples were submitted to ALS Chemex in Elko, Nevada.  Following sample preparation, the pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying.  Gold was determined by fire- assay fusion with an AA finish using 30g aliquots.

Contact Gold's RC and core samples were assayed by ALS Chemex using standard preparation - crushed to 70% at -2mm.  The crushed material was riffle split to obtain a 1.0kg split, which was then ring-pulverized to 85% at -75μm.  These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying.  Gold was determined by ALS Chemex method FAAA23 fire-assay fusion with an AA finish and 5 ppb detection using 30g aliquots.  6.09 meter composites were prepared from four 1.524 meter samples on RC holes, and the composites were assayed by ALS Chemex method MEMS61M for 49 major, minor and trace elements using a 4 acid digestion for all elements except mercury which is analyzed by cold vapor.  Core samples were assayed for the same MEMS61M package but was not composited.

Contact Gold's programs then completed fire assays with a gravimetric finish (ALS code Au-GRA21) for fire assay AA values in excess of 4.0 ppm Au; and for samples with a fire assay AA value exceeding 0.14 ppm in 2017 and 0.100 ppm Au in 2018, cyanide solubility assays were complete (ALS code Au-AA13) to identify oxide versus sulfide mineralization.

Sample Security

The author of the Technical Report is unaware of any information concerning the handling, storage or transport of drilling samples from the drill sites to the analytical laboratories by the historical operators of the Pony Creek project.

Quality Assurance/Quality Control

During the 2000 RC drilling by Homestake, a total of 54 duplicate RC samples were analyzed at Bondar Clegg.  A total of six core duplicate samples and 38 RC duplicate samples were analyzed by ALS Chemex during Grandview's drilling in 2006 and 2007.  It is not known if QA/QC programs were instituted by  the  other  historical  operators  at  the  Pony  Creek  project.    Internal QA/QC  methods involving analytical blanks, standards, and duplicate samples were employed by Bondar Clegg for the analyses of Homestake's drilling samples in 2000.  ALS Chemex typically used internal blanks, standards, and duplicate samples for QA/QC controls during the analyses of Grandview's drilling and rock samples in 2005-2006.

Contact Gold implements an industry standard QA/QC program.  A certified standard, duplicate or blank is inserted into the sample sequence every 10 samples using sequential numbers, with no footage or meters noted on samples.  RC duplicates were initially collected using a Y splitter attachment on the rig, but because those initial Y split duplicates regularly failed in comparison, a riffle splitter is now used to split the single sample into two and duplicate assays now compare very well.  QA/QC failures are addressed in the form of re assaying batches in which they occur prior to finalizing gold intercept calculations.  A yearly summary report is completed documenting all failures and follow-up measures and includes charts of duplicates, standards and blanks.

Site Inspection

The author of the Technical Report has visited the project numerous times in his capacity of VP Exploration for Contact Gold, based in Elko, Nevada.  Most visits have been to the drill rig to inspect sampling and logging methods, safety protocols and to visit key outcrops and soil and rock anomalies as they are identified.  As part of the claims check, Mr. Spalding located and recorded with GPS several claim posts in 2017 and 2018 and conducted rock chip sampling as follow up within soil anomalies.

The author of the Technical Report assisted in locating and moving the core and chips from Waterton's Lovelock facility to Contact Gold's Elko facilities, and reviewed many of the mineralized RC chips and drill core intervals as assays arrived.

Mineral Resources and Mineral Reserves

There are no current mineral resources or mineral reserves estimated for the Pony Creek project at this time.

Exploration and Development

On the basis of the discussion in previous sections, the Project clearly warrants additional exploration investment.  An aggressive work program is therefore recommended.

Multiple, high quality drill targets have been defined by Contact Gold at the Bowl Zone and the North Zones, and at the West, Pony Spur, Moleen, Elliott Dome and Willow targets.  Detailed mapping and rock sampling has been completed, and CSAMT data is sufficient so that there are seven, drill ready targets/zones, but further surface investigations should be completed to both refine existing targets and to develop new targets elsewhere on Pony Creek. To this end, detailed mapping focused on gold and trace element soil anomalies should continue, accompanied by selective rock-chip sampling of altered or otherwise permissive outcrops.  Core drilling should be 25% of the total meterage to provide the exploration team with the details of the project stratigraphy, structure, alteration, and mineralization.  Since the stratigraphy will be a critical component of the development of targets and interpretation of results, Contact Gold should continue with the biostratigraphy program, and a consultant who is expert in Nevada stratigraphy, such as Jon Thorson who Contact Gold used in 2017 should inspect drill core.

Contact Gold exceeded the Phase 1 program of US$2.5M recommended in the 2017 Gustin NI 43-101 report by spending US$3.1 million, and in 2018 conducted a Phase 2 program estimated to total of US$2.5 million.  Due to the success of these programs in confirming and adding significant areas of gold mineralization, the project warrants additional exploration investment.

A Phase 3 budget and program totaling US$3.5 million, including of 10,000 meters of RC and 2,500 meters of core drilling is therefore recommended, to be immediately followed by a Phase 4 budget and program of US$6.52 million, including 20,000 meters of RC and 5,000 meters of core. These programs include RC and core drilling and associated road building, additional soil and rock- chip sampling, geologic studies, and geophysics, and resource calculation and metallurgical studies. Costs for the recommended program are summarized in Table 5 below.

Table 5: Summary of Estimated Costs for Recommended Exploration

Item	Phase 1 ($)	Phase 2 ($)
Geology; Soil and Rock Sampling	400,000	400,000
Geophysics	100,000	100,000
RC Drilling Program - Contractors	1,000,000	2,200,000
Core Drilling Program - Contractors	1,000,000	2,000,000
Drilling Program - Assaying	400,000	900,000
Drilling Program - Personnel	100,000	200,000

Project Supervision and Interpretation	100,000	200,000
Land Holding	240,000	260,000
Permitting and Environmental	60,000	60,000
Resource Calculation	50,000	100,000
Metallurgy	50,000	100,000
Total	3,500,000	6,520,000

It is the author of the Technical Report's opinion that the Pony Creek project is a project of merit and warrants the proposed program and level of expenditures outlined above.

Recent Developments

Environmental and Permitting

Since acquisition through to the date of the Technical Report, Pony Creek has been the principal focus of the Corporation's exploration efforts. Immediately upon closing of the Arrangement, the Corporation engaged consultants and contractors to undertake geophysical surveys, mapping, rock and soil sampling, and historic data compilation. A notice of intent was received, and subsequently amended to allow up to 2.22 acres of disturbance on the Project. The Corporation has received four additional notice of intents for drilling and exploration at the Project, allowing in aggregate an additional 0.99 acres of disturbance on the property.

CONSOLIDATED CAPITALIZATION

There have not been any material changes in the share and loan capitalization of the Corporation since the date of the Interim Financial Statements, which are incorporated by reference in this Prospectus.

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the Corporation's share and loan capitalization that will result from the issuance of Securities pursuant to such prospectus supplement.

USE OF PROCEEDS

The net proceeds to the Corporation from the sale of Securities, the proposed use of those proceeds and the specific business objectives which the Corporation expects to accomplish with such proceeds will be set forth in the applicable Prospectus Supplement relating to that offering of Securities.

During the fiscal year ended December 31, 2017 and the three and six-month periods ended June 30, 2018, the Corporation had negative cash flow from operating activities. As at September 30, 2018, the Corporation had working capital of approximately $1.2 million. The Corporation has no history of revenues from its operating activities and anticipates it will continue to have negative cash flow from operating activities in future periods until commercial production is achieved at its mineral projects. To the extent that the Corporation has negative cash flow in any future period, certain of the proceeds from the sale of Securities may be used to fund such negative cash flow from operating activities. See "Risk Factors - Negative Cash Flow from Operations".

EARNINGS COVERAGE RATIO

Earnings coverage ratios will be provided in the applicable Prospectus Supplement relating to the issuance of Debt Securities having a term to maturity in excess of one year, as required by applicable securities laws.

DESCRIPTION OF COMMON SHARES

Holders of Common Shares are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of Common Shares do not have cumulative voting rights. Therefore, holders of a majority of the Common Shares voting for the election of directors can elect all of the directors. Holders of the Common Shares representing one-third (⅓) of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of holders of Common Shares. A vote by the holders of a majority of the outstanding Common Shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation. Holders of the Common Shares have no preemptive rights, no conversion rights and there are no redemption provisions applicable to the Common Shares. There are no provisions for sinking or purchase funds, for permitting or restricting the issuance of additional securities and any other material restrictions, and for requiring a holder of Common Shares to contribute additional capital.

Subject to the rights of holders of preferred stock of the Corporation (as outlined in the AIF), holders of Common Shares are entitled to share in all dividends that the board of directors of the Corporation, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding Common Share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any outstanding as such time, having preference over the Common Shares.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of Debt Securities offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in such Prospectus Supplement.

The Debt Securities will be issued in series under one or more trust indentures to be entered into between the Corporation and a financial institution to which the Trust and Loan Companies Act (Canada) applies or a financial institution organized under the laws of any province of Canada and authorized to carry on business as a trustee. Each such trust indenture, as supplemented or amended from time to time, will set out the terms of the applicable series of Debt Securities. The statements in this Prospectus relating to any trust indenture and the Debt Securities to be issued under it are summaries of anticipated provisions of an applicable trust indenture and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such trust indenture, as applicable.

Each trust indenture may provide that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Corporation. Any Prospectus Supplement for Debt Securities will contain the terms and other information with respect to the Debt Securities being offered, including (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities, (ii) the currency for which the Debt Securities may be purchased and the currency in which the principal and any interest is payable (in either case, if other than Canadian dollars), (iii) the percentage of the principal amount at which such Debt Securities will be issued, (iv) the date or dates on which such Debt Securities will mature, (v) the rate or rates at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any), (vi) the dates on which any such interest will be payable and the record dates for such payments, (vii) any redemption term or terms under which such Debt Securities may be defeased, (viii) any exchange or conversion terms, and (ix) any other specific terms.

Each series of Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The Debt Securities will be direct obligations of the Corporation. The Debt Securities will be senior or subordinated indebtedness of the Corporation as described in the relevant Prospectus Supplement.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

The following sets forth certain general terms and provisions of the Subscription Receipts. The Corporation may issue Subscription Receipts that may be exchanged by the holders thereof for Common Shares and/or other Securities of the Corporation upon the satisfaction of certain conditions. The particular terms and provisions of the Subscription Receipts offered pursuant to this Prospectus will be set forth in the applicable Prospectus Supplement, and the extent to which the general terms described below apply to those Subscription Receipts, will be described in the Prospectus Supplement.

The Corporation may offer Subscription Receipts separately or together with Common Shares, Debt Securities or Warrants, as the case may be. The Corporation will issue Subscription Receipts under one or more subscription receipt agreements. Under each subscription receipt agreement, a purchaser of Subscription Receipts will have a contractual right of rescission following the issuance of the Common Shares and/or other Securities of the Corporation, as the case may be, to such purchaser, entitling the purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares and/or other Securities of the Corporation, as the case may be, if this Prospectus, the relevant Prospectus Supplement, and any amendment thereto, contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date the Subscription Receipts are issued.

Any Prospectus Supplement will contain the terms and conditions and other information relating to the Subscription Receipts being offered including:

the number of Subscription Receipts;
the price at which the Subscription Receipts will be offered and whether the price is payable in installment;
any conditions to the exchange of Subscription Receipts into Common Shares, and/or other Securities of the Corporation, as the case may be, and the consequences of such conditions not being satisfied;
the procedures for the exchange of the Subscription Receipts into Common Shares and/or other Securities of the Corporation, as the case may be;
the number of Common Shares and/or other Securities of the Corporation, as the case may be, that may be exchanged upon exercise of each Subscription Receipt;
the designation and terms of any other Securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Security;
the dates or periods during which the Subscription Receipts may be exchanged into Common Shares and/or other Securities of the Corporation;
whether such Subscription Receipts will be listed on any securities exchange;
any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; and
any other specific terms.

Prior to the exchange of their Subscription Receipts, holders of Subscription Receipts will not have any of the rights of holders of the securities issuable on the exchange of the Subscription Receipts.

DESCRIPTION OF WARRANTS

The following sets forth certain general terms and provisions of the Warrants. The Corporation will deliver an undertaking to the securities regulatory authority in each of the provinces and territories of Canada (other than Québec), pursuant to which the Corporation will agree not to distribute pursuant to this Prospectus, as it may be supplemented or amended, any Warrants that are novel, including Warrants that are convertible into or exchangeable or exercisable for securities of an entity other than the Corporation or its affiliates, unless the applicable Prospectus Supplement(s) pertaining to the distribution of the novel securities is either (a) first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada (other than Québec) where such novel securities are distributed, or (b) 10 business days have elapsed since the date of delivery to the applicable securities regulatory authority of the draft Prospectus Supplement in substantially final form and the applicable securities regulatory authority has not provided written comments on the draft Prospectus Supplement.

We may issue Warrants for the purchase of Common Shares and/or other Securities of the Corporation. Warrants may be issued independently or together with Common Shares, Debt Securities and Subscription Receipts offered by any Prospectus Supplement and may be attached to, or separate from, any such offered Securities. Warrants will be issued under one or more warrant agreements entered into between the Corporation and a warrant agent named in the applicable Prospectus Supplement.

Selected provisions of the Warrants and the warrant agreements are summarized below. This summary is not complete. The statements made in this Prospectus relating to any warrant agreement and Warrants to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement.

Any Prospectus Supplement will contain the terms and other information relating to the Warrants being offered including:

the exercise price of the Warrants;
the designation of the Warrants;
the aggregate number of Warrants offered and the offering price;
  the designation, number and terms of the Common Shares and/or other Securities of the Corporation purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

the dates or periods during which the Warrants are exercisable;
the designation and terms of any securities with which the Warrants are issued;
if the Warrants are issued as a unit with another security, the date on and after which the Warrants and the other security will be separately transferable;
the currency or currency unit in which the exercise price is denominated;
any minimum or maximum amount of Warrants that may be exercised at any one time;
whether such Warrants will be listed on any securities exchange;
any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;
any rights, privileges, restrictions and conditions attaching to the Warrants; and
any other specific terms.

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities subject to the Warrants.

DESCRIPTION OF UNITS

Units are a security comprised of more than one of the other Securities described in this Prospectus offered together as a "Unit". A Unit is typically issued so the holder thereof is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each Security comprising the Unit. The agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units; (iii) whether the Units will be issued in registered or global form; and (iv) any other material terms and conditions of the Units.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more purchasers through applicable statutory exemptions. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged in connection with the offering and sale of the Securities, as well as the method of distribution and the terms of the offering of such Securities, including the net proceeds to the Corporation and, to the extent applicable, any fees, discounts, concessions or any other compensation payable to underwriters, dealers or agents and any other material terms. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be "at-the-market distributions" as defined in National Instrument 44-102 - Shelf Distributions, including sales made directly on the TSXV. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

Pursuant to the terms the Waterton Governance and Investor Rights Agreement, Waterton, a 36.66% shareholder of the Corporation as at the date hereof, has a contractual participation right to maintain its pro rata ownership percentage of the Corporation in connection with future financings. Pursuant to the terms of the Goldcorp Investor Rights Agreement, Goldcorp, a 14.82% shareholder of the Corporation as at the date hereof, has a contractual participation right to maintain its pro rata ownership percentage of the Corporation in connection with future financings.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

Any offering of Debt Securities, Subscription Receipts, Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities, Subscription Receipts, Warrants or Units will not be listed on any securities exchange. See "Risk Factors".  Certain dealers may make a market in these Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in these Securities or as to the liquidity of the trading market, if any, for these Securities.

In connection with any offering of the Securities, other than an "at-the-market distribution" (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time.

The Securities have not been, and may not be, registered or qualified under the 1933 Act or the securities laws of any states in the United States. Subject to certain exceptions or qualifications, the Securities may not be offered or sold or otherwise transferred or disposed of in the United States absent registration or pursuant to an applicable exemption from the 1933 Act and applicable state securities laws. The Corporation is a "domestic issuer" as defined in Rule 902 (e) of Regulation S under the 1933 Act ("Regulation S"), and securities issued without registration or appropriate qualification (such as qualification under Regulation A) under the 1933 Act are deemed to be "restricted securities" under Rule 144 of the 1933 Act. Under United States securities laws, restricted securities of a domestic issuer purchased in offshore transactions under Regulation S are subject to a one year "distribution compliance period" (as defined in Rule 902(f) of Regulation S) and will bear an appropriate U.S. restrictive legend unless registered or appropriately qualified under the 1933 Act. Restricted securities of a domestic issuer may be resold in accordance with the requirements of Rule 144 under the 1933 Act.

In addition, until 40 days after closing of an offering of Securities, an offer or sale of the Securities within the United States by any dealer (whether or not participating in such offering) may violate the registration requirement of the 1933 Act if such offer or sale is made other than in accordance with an exemption under the 1933 Act.

PRIOR SALES

During the 12 month period before the date of this Prospectus, the Corporation has issued the following Common Shares and securities convertible into Common Shares:

Month of Issue	Type of Security	Number Issued	Issue/Exercise Price ($)	Reason for Issuance
May 2018	Stock Options	150,000	$0.295	Grant of Stock Options
April 2018	Stock Options	480,000	$0.415	Grant of Stock Options
March 2018	Stock Options	3,985,000	$0.39	Grant of Stock Options
February 2018	Common Shares	250,000	$0.45	Property Acquisition
November 2017	Stock Options	200,000	$0.58	Grant of Stock Options

MARKET FOR SECURITIES

The Common Shares of the Corporation are listed on the TSXV under the symbol "C". The following table sets forth the market price ranges and trading volumes of the Common Shares on the TSXV over the 12-month period prior to the date of this Prospectus, as reported by the TSXV:

Period	High ($)	Low ($)	Volume
2018
October[1]	0.49	0.365	564,800
September	0.50	0.38	485,590
August	0.475	0.35	1.146,010
July	0.39	0.34	1,049,740
June	0.40	0.27	1,318,340
May	0.40	0.275	1,608,700
April	0.45	0.365	1,067,480
March	0.455	0.375	462,540
February	0.48	0.40	356,515
January	0.54	0.48	152,600
2017
December	0.54	0.46	229,166
November	0.68	0.53	1,037,914
October	0.75	0.63	658,180

Note:

(1) Period from October 1, 2018 to October 23, 2018.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of applicable Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax consideration.

RISK FACTORS

Prospective investors in a particular offering of the Securities should carefully consider, in addition to information contained in the Prospectus Supplement relating to that offering and the information incorporated by reference herein for the purposes of that offering, the risk factors listed below and risks described in the Corporation's then-current AIF, as well as the Corporation's then-current annual MD&A and interim MD&A, if applicable, to the extent incorporated by reference herein for the purposes of that particular offering of Securities.

Risks Related to the Corporation

International Issuer, Management and Directors

The Corporation is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada. Substantially all of the Corporation's assets are located outside of Canada.  Certain of the officers and directors of the Corporation and other persons reside outside of Canada. Although the Corporation and such persons have appointed Cassels Brock & Blackwell LLP as their agents for service of process in Canada, it may not be possible for investors to enforce judgments obtained in Canada against the Corporation. See "Enforcement of Judgments Against Foreign Persons".

Negative Cash Flow from Operations

During the fiscal year ended December 31, 2017, and the three and six-month periods ended June 30, 2018, the Corporation had negative cash flow from operating activities. The Corporation has no source of operating cash flow and there is no assurance that additional funding will be available to it for exploration and development. The Corporation has incurred net losses in the past and may incur losses in the future and will continue to incur losses until and unless it can derive sufficient revenues from its mineral projects. These conditions, including other factors described herein, may create a material uncertainty regarding the Corporation's ability to continue as a going concern. To the extent that the Corporation has negative cash flow in any future period, certain of the proceeds from the sale of Securities may be used to fund such negative cash flow from operating activities. See "Use of Proceeds".

Risks Related to the Securities

No Market for the Securities

There is currently no trading market for any Debt Securities, Subscription Receipts, Warrants or Units that may be offered. No assurance can be given that an active or liquid trading market for these securities will develop or be sustained. If an active or liquid market for these securities fails to develop or be sustained, the prices at which these securities trade may be adversely affected. Whether or not these securities will trade at lower prices depends on many factors, including liquidity of these securities, prevailing interest rates and the markets for similar securities, the market price of the Corporation, general economic conditions and the Corporation's financial condition, historic financial performance and future prospects.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

The Corporation is incorporated, and Mr. John Dorward, the Chairman of the board of directors of the Corporation, Mr. Vance Spalding, Vice-President, Exploration of the Corporation, and Mr. Michael M. Gustin, C.P.G. of Mine Development Associates of Reno, Nevada, resides, outside of Canada. Each of the Corporation and the individuals named above have appointed Cassels Brock & Blackwell LLP, 2200 HSBC Building, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, as their agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that resides outside of Canada or is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, even if the party has appointed an agent for  service of process. See "Risk Factors".

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain legal matters relating to the offering of Securities will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP with respect to matters of Canadian law. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and, if applicable, United States or other foreign law.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Ernst & Young LLP are the auditors of the Corporation and have confirmed that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

The Corporation's transfer agent and registrar for the Common Shares is Computershare Investor Services Inc., 510 Burrard St, 3rd Floor Vancouver, British Columbia V6C 3B9.

INTEREST OF EXPERTS

The names of each person or company who has prepared or certified a report, valuation, statement or opinion in this Prospectus, either directly or in a document incorporated by reference, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company, are set forth below.

Mr. Michael M. Gustin, C.P.G. of Mine Development Associates of Reno, Nevada, who is referred to in the AIF, is independent of the Corporation and a "qualified person" within the meaning of NI 43-101.

Neither of the aforementioned person nor any firm named received a direct or indirect interest in the property of the Corporation or of any associate or affiliate of the Corporation. As at the date hereof, the aforementioned person and firm beneficially owns, directly or indirectly, less than one percent of the securities of the Corporation.

Certain scientific and technical information contained in this Prospectus under the sections entitled "Recent Developments" and "Pony Creek Project", in the Corporation's MD&A for the three and six month periods ended June 30, 2018 and the Corporation's MD&A for the year ended December 31, 2017, and derived from the Corporation's news releases dated May 17, 2018, June 21, 2018, August 14, 2018 and September 5, 2018 (available under the Corporation's issuer profile on SEDAR at www.sedar.com) has been reviewed and approved by Vance Spalding, CPG, an officer of the Corporation and a "qualified person" within the meaning of NI 43-101.

Mr. Spalding is not independent of the Corporation by virtue of his employment with the Corporation. Mr. Spalding is VP Exploration of the Corporation and holds common shares, restricted shares and options of the Corporation. As of the date hereof, the securities of the Corporation held by Mr. Spalding, represent less than one percent of the securities of the Corporation.

PURCHASERS' STATUTORY RIGHTS

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser's statutory rights. Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for the particulars of these rights or consult with a legal advisor.

Original purchasers of Securities which are convertible, exchangeable or exercisable for other securities of the Corporation will have a contractual right of rescission against the Corporation in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrant of Subscription Receipt, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities, the amount paid for the applicable convertible, exchangeable or exercisable Securities in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under Section 130 of the Securities Act (Ontario), and is in addition to any other right or remedy available to original purchasers under Section 130 of the Securities Act (Ontario) or otherwise at law.

Original purchasers are further advised that in certain provinces and territories the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible, exchangeable or exercisable securities that were purchased under a prospectus and, therefore, a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the province or territory in which the purchaser resides for the particulars of these rights, or consult with a legal adviser.

CERTIFICATE OF THE CORPORATION

Dated: October 24, 2018

This Prospectus, together with the documents incorporated by reference, will, as of the date of the last supplement to this Prospectus relating to the securities offered by this Prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this Prospectus as required by the securities legislation of each of the provinces and territories of Canada, except Québec.

CONTACT GOLD CORP.

(Signed) Matthew Lennox King	(Signed) John Wenger
President and Chief Executive Officer	Vice-President, Corporate Strategy, Chief Financial Officer and Corporate Secretary

On behalf of the Board of Directors

(Signed) Mark Wellings	(Signed) John Dorward
Director	Director